Exhibit 99.1

NUTRACEA AND RICEX SHAREHOLDERS
APPROVE MERGER BY SUBSTANTIAL MARGINS

FOR IMMEDIATE RELEASE

EL DORADO HILLS, California, September 29, 2005 – NutraCea (OTCBB: NTRZ), a leader in stabilized rice bran nutrient research and dietary supplement development, and The RiceX Company (OTCBB: RICX), a leading manufacturer of stabilized rice bran utilizing proprietary processing technologies, announced today that their respective stockholders have approved matters relating to the proposed merger between the two companies at the special meetings of stockholders held yesterday.

Of the 63.81 percent of outstanding NutraCea shares that were voted, approximately 99.87% voted in favor of the merger. Of the 59.1 percent of outstanding RiceX shares that were voted, approximately 98% voted in favor of the merger. Under the terms of the merger agreement, the companies anticipate that each share of RiceX common stock will be exchanged for approximately 0.768 shares of NutraCea common stock upon completion of the merger.

NutraCea shareholders also approved an increase in the authorized number of shares of NutraCea common stock to two hundred million shares and an increase in the authorized number of NutraCea directors up to a maximum of nine. The merger is expected to close in the first week of October, subject to satisfying the closing conditions contained in the merger agreement.

About NutraCea

NutraCea is a leader in stabilized rice bran nutrient research and dietary supplement development. The Company has developed intellectual property to create a range of proprietary product formulations, delivery systems and whole food nutrition products. NutraCea’s proprietary technology enables the creation of food and nutrition products from rice bran, normally a waste by-product of standard rice processing. In addition to its whole foods products, NutraCea develops families of health-promoting “nutraceuticals,” including natural arthritic relief and cholesterol-lowering products, and all-natural “cosmeceutical” beauty aids. More information can be found in the company’s filings with the SEC and you can visit the NutraCea website at http://www.NutraCea.com.

About RiceX

The RiceX Company manufactures and distributes nutritionally dense foods and food ingredients made from rice bran stabilized thought the company’s proprietary technology and processes. RiceX believes it is the only company in the world that can deliver all natural, nutritionally dense stabilized rice bran products with the shelf life and nutritional profile demanded by most commercial users.

Forward Looking Statements

This release contains forward-looking statements, including statements regarding the expected closing date of the merger and the anticipated number of shares of NutraCea common stock that will be issued to holders of RiceX common stock if the merger is completed. These forward-looking statements involve known and unknown risks and uncertainties and other factors that may cause our actual results to differ materially from results expressed or implied by this press release. Additional information concerning our respective risk factors is contained in the Risk Factors sections of NutraCea’s and RiceX’s reports filed with the SEC, including the definitive joint proxy statement filed by NutraCea and RiceX in connection with the merger.

Company Contact:

Margie Adelman
Senior V.P. NutraCea
916-933-7000 Ext. 646
916-220-3500 cell

Investor Relations Contact:

Stephen D. Axelrod, CFA
Wolfe Axelrod Weinberger Associates, LLC
212-370-4500